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                                                                    EXHIBIT 23.2


December 13, 2002


Computer Associates International, Inc.
One Computer Associates Plaza
Islandia, New York 11749


Re: Registration Statement on Form S-3/A dated December 13, 2002


With respect to the subject registration statement, we acknowledge our awareness of the use therein of our reports dated July 19, 2002 and October 21, 2002 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such reports are not considered part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP
New York, New York